Exhibit 99

PRESS RELEASE
FOR IMMEDIATE RELEASE:	May 15, 2012
For Further Information:	Eloise L. Mackus, CEO
Phone: 330.576.1208
Fax: 330.666.7959

CENTRAL FEDERAL CORPORATION ANNOUNCES 1st QUARTER 2012 RESULTS

Highlights

•	Nonperforming loans decreased by $2.4 million, or 30% since December 31, 2011.

•	Criticized and classified loans decreased by $4.2, million, or 10% since December 31, 2011.

•	Past due loans decreased by $834,000, or 15% since December 31, 2011.

Fairlawn, Ohio – May 15, 2012 – Central Federal Corporation (Nasdaq: CFBK) announced a net loss of $739,000, or $(1.03) per diluted common share, for the quarter ended March 31, 2012, compared to a net loss of $1.7 million, or $(2.20) per diluted common share, for the quarter ended March 31, 2011.

The $975,000 decrease in the net loss for the three months ended March 31, 2012 was primarily due to a $1.2 million decrease in the provision for loan losses and a $226,000 decrease in noninterest expense, partially offset by a $472,000 decrease in net interest income, compared to the three months ended March 31, 2011.

Management’s ongoing assessment of CFBank’s loan portfolio resulted in a $1.2 million decrease in the provision for loan losses during the quarter ended March 31, 2012, compared to the same quarter last year. The decrease in the provision in current year period was due to a decrease in nonperforming loans, classified and criticized loans, past due loans and overall loan portfolio balances since the beginning of the year. Nonperforming loans decreased $2.4 million, or 29.5%, and totaled $5.9 million at March 31, 2012, compared to $8.3 million at December 31, 2011. Criticized and classified loans decreased $4.2 million, or 10.1%, and totaled $37.5 million at March 31, 2012, compared to $41.7 million at December 31, 2011. Past due loans decreased $834,000, or 15.0%, and totaled $4.7 million at March 31, 2012 compared to $5.6 million at December 31, 2011. Overall loan portfolio balances decreased $11.3 million, or 7.2%, during the quarter ended March 31, 2012. The ratio of the allowance for loan losses (ALLL) to total loans was 3.87% at March 31, 2012, compared to 3.89% at December 31, 2011.

Eloise L. Mackus, CEO, commented, “We are pleased that the levels of nonperforming loans, criticized and classified loans, and past due loans have continued to improve. These balances decreased by 30%, 10% and 15%, respectively, during the first quarter of 2012. Since we began our workout efforts in June of 2010, nonperforming loans and criticized and classified loans decreased 45% and 33%, respectively. We remain committed to the continued improvement of our asset quality.”

Net interest income decreased $472,000 for the quarter ended March 31, 2012, compared to the prior year period. The decrease was due to a lower margin in the current year period. Net interest margin totaled 2.26% for the quarter ended March 31, 2012, compared to 2.67% for the quarter ended March 31, 2011. The level of on-balance-sheet liquidity, which was invested in low-yielding overnight investments, and a decrease in the average balance of loans outstanding negatively impacted net interest margin during the quarter ended March 31, 2012. See the section titled “Net interest income” for additional details.

Noninterest expense decreased $226,000, or 10.3%, and totaled $2.0 million for the first quarter of 2012, compared to $2.2 million for the first quarter of 2011. The decrease in noninterest expense during the three months ended March 31, 2012 was primarily due to decreases in salaries and employee benefits, professional fees, and depreciation expense. Decreases in these expenses were partially offset by an increase in other insurance.

The Company announced the terms of a registered common stock offering of up to $30.0 million on August 9, 2011. On April 18, 2012, the Company announced that the Board of Directors had determined to restructure the terms of the offering. The restructured registered common stock offering consists of a $25.5 million rights offering and a $4.5 million offering to a group of standby purchasers. Under the terms of the rights offering, all record holders of the Company’s common stock as of a record date to be announced will receive one subscription right for each share of common stock held as of the record date. Each subscription right entitles the holder of the right to purchase 20.5901 shares of Company common stock at a subscription price of $1.50 per share. Shares are also available to the public at $1.50 per share. The Company has separately entered into a series of standby purchase agreements with a group of investors led by Timothy T. O’Dell, Thad R. Perry and Robert E. Hoeweler. Under the standby purchase agreements, the standby purchasers will acquire 3.0 million shares of Company common stock at a price of $1.50 per share. The standby purchasers have conditioned their purchase of shares of common stock upon the receipt by the Company of at least $13.5 million in net proceeds from the rights offering and the public offering. The amended registration statement related to the rights offering is on file with the SEC. The rights offering will commence as soon as the amended registration statement becomes effective with the SEC.

Jerry F. Whitmer, Chairman of the Board, added, “We believe the Company’s solid progress in improved asset quality, coupled with a stronger capital position if the capital infusion is successful, will enable the Company to deliver significantly improved financial results going forward.”

Net interest income

Net interest income totaled $1.3 million for the quarter ended March 31, 2012 and decreased $472,000, or 27.1%, compared to $1.7 million for the quarter ended March 31, 2011. The margin decreased 41 basis points (bp) to 2.26% in the first quarter of 2012, compared to 2.67% in the first quarter of 2011. The decrease in margin was due to a larger decrease in the yield on interest-earning assets than in the cost of interest-bearing liabilities. The average yield on interest-earning assets decreased 47 bp and the average cost of interest-bearing liabilities decreased 5 bp in the quarter ended March 31, 2012, compared to the quarter ended March 31, 2011. The average yield on interest-earning assets decreased due to: a decrease in both average loan and securities balances; a decrease in the average yield on these assets; and an increase in average other earning asset balances, primarily cash, which provide lower yields than loans. The average cost of interest-bearing liabilities decreased due to the sustained low market interest rate environment and reduced deposit pricing in the current year quarter.

Interest income totaled $2.0 million and decreased $633,000, or 23.9%, for the quarter ended March 31, 2012, compared to $2.6 million for the quarter ended March 31, 2011. The decrease in interest income was primarily due to a decrease in interest income on loans.

Interest expense decreased $161,000, or 17.7%, to $749,000 for the first quarter of 2012, compared to $910,000 in the first quarter of 2011. The decrease in interest expense resulted from lower deposit costs and a decrease in the average balance of deposits and borrowings, partially offset by higher borrowing costs.

Provision for loan losses

The provision for loan losses totaled $200,000 for the quarter ended March 31, 2012 and decreased $1.2 million, compared to $1.4 million for the quarter ended March 31, 2011. The decrease in the provision for loan losses for the quarter ended March 31, 2012 was due to a 61.7% decrease in net charge-offs, a 29.8% decrease in nonperforming loans, a 60.4% decrease in past due loans, a 20.0% decrease in criticized and classified loans and a 22.5% decrease in overall loan portfolio balances from March 31, 2011.

Nonperforming loans, which are nonaccrual loans and loans at least 90 days past due but still accruing interest, decreased $2.4 million, or 29.5%, and totaled $5.9 million at March 31, 2012, compared to $8.3 million at December 31, 2011. The decrease in nonperforming loans was due to loan payments and proceeds from the sale of underlying collateral of various loans, and, to a lesser extent, $885,000 in loan charge-offs, partially offset by $1.8 million in additional loans that became nonperforming during the three months ended March 31, 2012. The $1.8 million in loans that became nonperforming during the three months ended March 31, 2012 were primarily related to three commercial real estate loans which totaled $1.6 million at March 31, 2012. The ratio of nonperforming loans to total loans improved to 4.01% at March 31, 2012, compared to 5.28% at December 31, 2011.

Nonaccrual loans include some loans that were modified and identified as troubled debt restructurings (TDRs), where concessions had been granted to borrowers experiencing financial difficulties. These concessions could have included a reduction in the interest rate, payment extensions, principal forgiveness and other actions intended to maximize collection. TDRs included in nonaccrual loans totaled $563,000 at March 31, 2012 and $3.0 million at December 31, 2011. The decrease in TDRs included in nonaccrual loans was primarily due to loans which became performing during the quarter and repayments with proceeds from sales of collateral underlying the loans.

Nonaccrual loans at March 31, 2012 and December 31, 2011 do not include $6.2 million and $4.6 million, respectively, in TDRs where customers have established a sustained period of repayment performance, generally six months, loans are current according to their modified terms and repayment of the remaining contractual payments is expected. These loans are included in total impaired loans.

Individually impaired loans totaled $11.5 million at March 31, 2012 and decreased $592,000, or 4.9%, from $12.1 million at December 31, 2011. The decrease was due to $1.7 million in payoffs of impaired loans and $865,000 in loan charge-offs, partially offset by loans that became impaired during the quarter ended March 31, 2012. The amount of the allowance for loan losses (ALLL) specifically allocated to individually impaired loans totaled $872,000 at March 31, 2012 and $897,000 at December 31, 2011.

The level of CFBank’s criticized and classified loans continues to be negatively impacted by the duration and lingering nature of the current recessionary economic environment and its continued detrimental effects on some of our borrowers, including deterioration in client business performance, declines in borrowers’ cash flows and lower collateral values. The levels of criticized and classified loans decreased during the quarter ended March 31, 2012. Loans designated as special mention decreased $1.1 million, or 6.9%, and totaled $15.1 million at March 31, 2012, compared to $16.2 million at December 31, 2011. Loans classified as substandard decreased $2.7 million, or 10.8%, and totaled $22.4 million at March 31, 2012, compared to $25.1 million at December 31, 2011. No loans were classified as doubtful at March 31, 2012, compared to $407,000 at December 31, 2011. The decrease in criticized and classified loans was due to principal repayments and payoffs, charge-offs and, to a lesser extent, risk classification improvements during the three months ended March 31, 2012.

Noninterest income

Noninterest income for the quarter ended March 31, 2012 totaled $158,000 and increased $2,000 compared to the quarter ended March 31, 2011. There were no significant changes in any individual component of noninterest income.

Net gains on sales of loans, generally the largest recurring component of noninterest income, totaled $43,000 for the first quarter of 2012 and increased $3,000, or 7.5%, compared to $40,000 for the first quarter of 2011. The increase in net gains on sales of loans in the current year quarter was due to higher fees earned on sales than in the prior year quarter, partially offset by lower mortgage loan originations and, consequently, fewer loan sales.

Gross fees earned on loan sales totaled 2.07% of loans originated for the quarter ended March 31, 2012, compared to 1.17% in the prior year quarter. The increase in gross fees earned on loan sales was due to a change in pricing strategies implemented since the prior year quarter. Originations totaled $6.2 million for the quarter ended March 31, 2012 and decreased $6.3 million, or 50.6%, compared to $12.5 million in the prior year quarter. The decrease in originations was partially due to CFBank having five fewer mortgage loan originators in the current year quarter. The number of originators decreased as a result of attrition and termination of originators with low production.

Noninterest expense

Noninterest expense decreased $226,000, or 10.3%, and totaled $2.0 million for the first quarter of 2012, compared to $2.2 million for the first quarter of 2011. The decrease in noninterest expense during the three months ended March 31, 2012 was primarily due to decreases in salaries and employee benefits, professional fees, and depreciation expense. Decreases in these expenses were partially offset by an increase in other insurance.

Salaries and employee benefits decreased $50,000, or 4.8%, and totaled $991,000 for the three months ended March 31, 2012, compared to $1.0 million in the prior year quarter. The decrease was primarily related to lower compensation cost due to lower staffing levels in the current year quarter.

Professional fees decreased $83,000, or 27.6%, and totaled $218,000 for the three months ended March 31, 2012, compared to $301,000 for the three months ended March 31, 2011. The decrease was due to lower loan-related legal expense, as a result of a decrease in nonperforming loans, and lower professional fees related to our regulatory issues compared to the prior year quarter.

Depreciation expense decreased $47,000, or 41.2%, and totaled $67,000 for the three months ended March 31, 2012, compared to $114,000 for the three months ended March 31, 2011. The decrease was due to certain assets being fully depreciated at December 31, 2011.

Other insurance increased $25,000, or 147.1%, and totaled $42,000 for the three months ended March 31, 2012, compared to $17,000 for the three months ended March 31, 2011. The increase was primarily related to higher premiums related to CFBank’s financial performance and regulatory issues.

The ratio of noninterest expense to average assets increased to 3.23% for the quarter ended March 31, 2012, compared to 3.06% for the quarter ended March 31, 2011. The ratio of noninterest expense to average assets for the quarter ended March 31, 2012 was negatively impacted by the decrease in average assets compared to the prior year quarter. The efficiency ratio increased to 137.12% for the quarter ended March 31, 2012, compared to 115.04% for the quarter ended March 31, 2011. The increase in the efficiency ratio for the quarter ended March 31, 2012 was primarily due to a decrease in net interest income in the current year quarter.

Balance sheet activity

Assets totaled $241.4 million at March 31, 2012 and decreased $9.5 million, or 3.8%, from $250.9 million at December 31, 2011. The decrease was primarily due to a $10.9 million decrease in net loan balances, partially offset by a $1.8 million increase in cash and cash equivalents.

Cash and cash equivalents totaled $63.3 million at March 31, 2012 and increased $1.8 million, or 3.0%, from $61.4 million at December 31, 2011. The increase in cash and cash equivalents was primarily due to cash flows from the securities portfolio through scheduled maturities and repayments, and cash flows from the loan portfolio which were not redeployed into new loan originations.

The high level of cash and cash equivalents was a result of management’s decision to build liquidity, prior to receipt of the CFBank Order in May 2011, to deal with potential regulatory restrictions, including those on brokered deposits, potential retail deposit outflows and potential decreased borrowing capacity from the Federal Home Loan Bank (FHLB) and Federal Reserve Bank. The high level of liquidity had a negative impact on net interest margin because the yield on cash and cash equivalents is significantly less than the yield on securities and loans.

Securities available for sale totaled $18.1 million at March 31, 2012 and decreased $408,000, or 2.2%, compared to $18.5 million at December 31, 2011. The decrease was due to maturities and repayments in excess of purchases during the current year period.

Net loans totaled $140.3 million at March 31, 2012 and decreased $10.9 million, or 7.2%, from $151.2 million at December 31, 2011. The decrease was primarily due to lower commercial, multi-family residential, commercial real estate and single-family residential loan balances and, to a lesser extent, lower consumer loan balances. Beginning in June 2010 and continuing in 2012, management slowed new lending to increase capital ratios. Commercial, commercial real estate and multi-family residential loans decreased $9.7 million, or 7.9%, and totaled $113.2 million at March 31, 2012. The decrease was primarily in commercial loans, which decreased by $4.5 million, or 17.3%, due to principal repayments and payoffs. Commercial real estate loan balances decreased $2.9 million, or 4.2%, due to principal repayments and payoffs and $434,000 in charge-offs related to four borrowers. Multi-family residential loans decreased by $2.3 million, or 8.4%, primarily related to principal repayments and payoffs and $416,000 in charge-offs related to one borrower. Single-family residential mortgage loans totaled $16.9 million at March 31, 2012 and decreased $1.3 million, or 7.1%, from $18.2 million at December 31, 2011. The decrease in mortgage loans was due to current period principal repayments and payoffs in excess of loans originated for portfolio. Consumer loans totaled $15.8 million at March 31, 2012 and decreased $380,000, or 2.4%, primarily due to repayments of home equity lines of credit.

The ALLL totaled $5.6 million at March 31, 2012 and decreased $469,000, or 7.7%, from $6.1 million at December 31, 2011. The decrease in the ALLL was due to a 7.2% decrease in overall loan balances, the charge-off of certain nonperforming loans, a 29.5% decrease in nonperforming loans, a 15.0% decrease in past due loans and a 10.1% decrease in criticized and classified loans during the three months ended March 31, 2012. The ratio of the ALLL to total loans was 3.87% at March 31, 2012, compared to 3.89% at December 31, 2011.

Foreclosed assets totaled $2.5 million at March 31, 2012, and increased $83,000, or 3.5% compared to $2.4 million at December 30, 2011. The increase in foreclosed assets was due to a single-family residential property acquired through foreclosure during the quarter ended March 31, 2012.

Deposits totaled $207.9 million at March 31, 2012 and decreased $9.1 million, or 4.2%, from $217.0 million at December 31, 2011. The decrease was primarily due to a $9.0 million decrease in certificate of deposit accounts. Certificate of deposit account balances totaled $126.0 million at March 31, 2012 and decreased $9.0 million, or 6.6%, from $135.0 million at December 31, 2011. The decrease was due to a $7.1 million decrease in brokered deposits, as discussed more fully below, and a $1.9 million decrease in retail deposit accounts. Retail certificate of deposit account balances decreased primarily due to customers seeking higher yields than management was willing to offer on these funds.

CFBank is a participant in the Certificate of Deposit Account Registry Service® (CDARS) program, a network of banks that allows us to provide our customers with Federal Deposit Insurance Corporation (FDIC) insurance coverage on certificate of deposit account balances up to $50 million. CDARS balances are considered brokered deposits by regulation. Brokered deposits, including CDARS balances, totaled $46.8 million at March 31, 2012, and decreased $7.1 million, or 13.2%, from $53.9 million at December 31, 2011. We expect brokered deposits to continue to decrease as a result of the prohibition on acceptance or renewal of brokered deposits contained in the CFBank Order.

Customer balances in the CDARS program totaled $10.1 million at March 31, 2012 and decreased $1.9 million, or 15.5%, from $12.0 million at December 31, 2011. Since receipt of the CFBank Order in May 2011, we are prohibited from accepting or renewing brokered deposits, including CDARS balances. Customer balances in the CDARS program have decreased $14.2 million since May 2011 as a result of this prohibition. Customer balances in the CDARS program represented 21.7% of total brokered deposits at March 31, 2012 and 22.3% of total brokered deposits at December 31, 2011. CFBank received limited waivers from the prohibition on renewal of reciprocal CDARS deposits from the FDIC, each for 90 day periods which expired on September 20, 2011, December 19, 2011, March 18, 2012 and a current limited waiver which expires on June 16, 2012. The current limited waiver allows CFBank to roll over or renew core deposits in the reciprocal CDARS program that have yet to mature or have matured and remained with CFBank between March 19, 2012 and June 16, 2012. Management intends to submit additional requests for waivers in the future; however, there can be no assurance that the requests will be granted by the FDIC or that customers will roll over or renew their CDARS deposits even if CFBank is granted additional waivers.

Long-term FHLB advances totaled $15.7 million at both March 31, 2012 and December 31, 2011. In April 2012, CFBank was notified by the FHLB that, due to regulatory considerations, CFBank is only eligible for future advances with a maximum maturity of 30 days.

Stockholders’ equity totaled $9.2 million at March 31, 2012 and decreased $723,000, or 7.3%, from $9.9 million at December 31, 2011. The decrease was primarily due to the $739,000 net loss, $110,000 in preferred stock dividends accrued but not paid and accretion of discount on preferred stock related to the Troubled Asset Relief Program (TARP) Capital Purchase Program, partially offset by a $107,000 increase in unrealized gains in the securities portfolio.

With the capital provided by the TARP Capital Purchase Program, we have continued to make financing available to businesses and consumers in our market areas. Since receipt of $7.2 million in TARP Capital Purchase Program proceeds in December 2008 and through March 31, 2012, we have originated or renewed $260.2 million in loans.

Liquidity

Without additional capital, it is unlikely that Central Federal Corporation (the Holding Company) will have sufficient liquidity to continue to meet its operating expenses as they become due. The Holding Company is significantly dependent on dividends from CFBank to provide the cash necessary to meet its obligations. Although CFBank had $85.1 million in cash available from liquid assets and borrowing capacity at March 31, 2012, CFBank may not pay dividends to the Holding Company without receiving prior regulatory approval. There is no assurance that the payment of dividends from CFBank to the Holding Company will be approved by the regulators while CFBank is suffering significant losses. At March 31, 2012, the Holding Company and its subsidiaries, other than CFBank, had cash of $360,000 available to meet cash needs, which is expected to be sufficient to cover operating expenses, including expenses in connection with the restructured registered common stock offering, through approximately June 2012.

A portion of the proceeds from the restructured registered common stock offering, if the offering is successfully completed, is expected to be retained by the Holding Company for general corporate purposes and is estimated to be sufficient to support the Holding Company’s cash requirements.

About Central Federal Corporation and CFBank

Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank has four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio. Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com.

Forward-Looking Information

Statements in this earnings release and in other communications by the Company that are not statements of historical fact are forward-looking statements which are made in good faith by us. Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of the Holding Company or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements. Words such as “estimate,” “strategy,” “may,” “believe,” “anticipate,” “expect,” “predict,” “will,” “intend,” “plan,” “targeted,” and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements. The following factors could cause such differences:

•

a continuation of current high unemployment rates and difficult economic conditions or adverse changes in general economic conditions and economic conditions in the markets we serve, any of which may affect, among other things, our level of nonperforming assets, charge-offs, and provision for loan loss expense;

•	changes in interest rates that may reduce net interest margin and impact funding sources;

•	our ability to maintain sufficient liquidity to continue to fund our operations;

•	our ability to reduce our nonperforming assets and operating expenses;

•	changes in market rates and prices, including real estate values, which may adversely impact the value of financial products including securities, loans and deposits;

•	the possibility of other-than-temporary impairment of securities held in our securities portfolio;

•

results of examinations of the Holding Company and CFBank by the regulators, including the possibility that the regulators may, among other things, require CFBank to increase its allowance for loan losses or write-down assets;

•	our ability to meet the requirements of the Holding Company and CFBank Cease and Desist Orders issued by regulators;

•	our likely inability to generate profits in the future without additional capital;

•

uncertainties arising from the Company’s participation in the TARP Capital Purchase Program, including the impact on employee recruitment and retention and other business and practices, and uncertainties concerning the potential redemption by us of U.S. Treasury’s preferred stock investment under the program, including the timing of, regulatory approvals for, and conditions placed upon, any such redemption;

•	changes in tax laws, rules and regulations;

•	various monetary and fiscal policies and regulations, including those determined by the Board of Governors of the Federal Reserve System, the FDIC and the Office of the Comptroller of the Currency;

•	competition with other local and regional commercial banks, savings banks, credit unions and other non-bank financial institutions;

•	our ability to grow our core businesses;

•	technological factors which may affect our operations, pricing, products and services;

•	unanticipated litigation, claims or assessments; and

•	management’s ability to manage these and other risks.

Forward-looking statements are not guarantees of performance or results. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. The forward-looking statements included in this report speak only as of the date of the report. We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Operations

($ in thousands, except share data)

(unaudited)

	Three months ended March 31,
	2012	2011	% change
Total interest income	$2,016	$2,649	-24%
Total interest expense	749	910	-18%

Net interest income	1,267	1,739	-27%

Provision for loan losses	200	1,419	-86%

Net interest income (loss) after provision for loan losses	1,067	320	233%
Noninterest income
Service charges on deposit accounts	59	61	-3%
Net gain on sales of loans	43	40	8%
Other	56	55	2%

Noninterest income	158	156	1%

Noninterest expense
Salaries and employee benefits	991	1,041	-5%
Occupancy and equipment	74	85	-13%
Data processing	142	144	-1%
Franchise taxes	55	66	-17%
Professional fees	218	301	-28%
Director fees	45	46	-2%
Postage, printing and supplies	48	48	0%
Advertising and promotion	3	10	-70%
Telephone	17	22	-23%
Loan expenses	8	10	-20%
Foreclosed assets, net	18	33	-45%
Depreciation	67	114	-41%
FDIC premiums	156	175	-11%
Amortization of intangibles	10	10	0%
Regulatory assessment	45	37	22%
Other insurance	42	17	147%
Other	25	31	-19%

Noninterest expense	1,964	2,190	-10%

Net loss	$(739)	$(1,714)	-57%

Net loss attributable to common stockholders	$(849)	$(1,818)	-53%

Share Data
Basic loss per common share	$(1.03)	$(2.20)	-53%
Diluted loss per common share	$(1.03)	$(2.20)	-53%
Average common shares outstanding—basic	822,147	819,653
Average common shares outstanding—diluted	822,147	819,653

Consolidated Statements of Financial Condition

($ in thousands)

(unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2012	2011	2011	2011	2011
Assets
Cash and cash equivalents	$63,284	$61,436	$63,816	$60,436	$69,558
Interest-bearing deposits in other financial institutions	1,984	1,984	1,984	—	—
Securities available for sale	18,108	18,516	20,024	27,333	25,896
Loans held for sale	833	1,210	2,262	1,810	1,361
Loans	145,923	157,270	165,451	179,532	188,389
Less allowance for loan losses	(5,641)	(6,110)	(6,955)	(8,050)	(9,417)

Loans, net	140,282	151,160	158,496	171,482	178,972
FHLB stock	1,942	1,942	1,942	1,942	1,942
Loan servicing rights	35	37	37	47	54
Foreclosed assets, net	2,453	2,370	2,370	2,370	3,509
Premises and equipment, net	5,485	5,534	5,758	5,851	5,903
Assets held for sale	167	167	—	—	535
Other intangible assets	79	89	99	109	119
Bank owned life insurance	4,306	4,273	4,239	4,208	4,175
Accrued interest receivable and other assets	2,482	2,202	4,361	2,202	2,082

Total assets	$241,440	$250,920	$265,388	$277,790	$294,106

Liabilities and Stockholders’ Equity
Deposits
Noninterest bearing	$18,343	$18,409	$20,116	$19,638	$18,886
Interest bearing	189,529	198,640	206,628	218,585	229,999

Total deposits	207,872	217,049	226,744	238,223	248,885
Long-term FHLB advances	15,742	15,742	15,742	18,742	21,742
Other borrowings	—	—	—	—	1,500
Advances by borrowers for taxes and insurance	124	159	49	79	141
Accrued interest payable and other liabilities	3,326	2,871	6,267	3,309	2,552
Subordinated debentures	5,155	5,155	5,155	5,155	5,155

Total liabilities	232,219	240,976	253,957	265,508	279,975

Stockholders’ equity	9,221	9,944	11,431	12,282	14,131

Total liabilities and stockholders’ equity	$241,440	$250,920	$265,388	$277,790	$294,106

Consolidated Financial Highlights

($ in thousands except per share data)

(unaudited)

	At or for the three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2012	2011	2011	2011	2011
Earnings (loss)
Net interest income	$1,267	$1,346	$1,458	$1,635	$1,739
Provision for loan losses	$200	$1,119	$405	$432	$1,419
Noninterest income	$158	$319	$506	$142	$156
Noninterest expense	$1,964	$1,905	$1,994	$3,262	$2,190
Net loss	$(739)	$(1,359)	$(435)	$(1,917)	$(1,714)
Net loss attributable to common stockholders	$(849)	$(1,467)	$(542)	$(2,023)	$(1,818)
Basic loss per common share	$(1.03)	$(1.78)	$(0.66)	$(2.45)	$(2.20)
Diluted loss per common share	$(1.03)	$(1.78)	$(0.66)	$(2.45)	$(2.20)

Performance Ratios (annualized)
Return on average assets	(1.22%)	(2.15%)	(0.65%)	(2.69%)	(2.39%)
Return on average equity	(31.40%)	(50.41%)	(14.73%)	(58.14%)	(45.57%)
Average yield on interest-earning assets	3.60%	3.65%	3.71%	3.83%	4.07%
Average rate paid on interest-bearing liabilities	1.41%	1.46%	1.44%	1.50%	1.46%
Average interest rate spread	2.19%	2.19%	2.27%	2.33%	2.61%
Net interest margin, fully taxable equivalent	2.26%	2.29%	2.36%	2.44%	2.67%
Efficiency ratio	137.12%	122.73%	114.55%	118.91%	115.04%
Noninterest expense to average assets	3.23%	3.02%	2.99%	4.57%	3.06%

Capital
Core capital ratio (1)	5.39%	5.39%	5.55%	5.40%	5.68%
Total risk-based capital ratio (1)	10.55%	10.30%	10.41%	10.10%	10.60%
Tier 1 risk-based capital ratio (1)	9.27%	9.02%	9.13%	8.81%	9.32%
Tangible capital ratio (1)	5.39%	5.39%	5.55%	5.40%	5.68%
Equity to total assets at end of period	3.82%	3.96%	4.31%	4.42%	4.80%
Tangible equity to tangible assets	3.79%	3.93%	4.27%	4.38%	4.77%
Book value per common share	$2.53	$3.42	$5.24	$6.28	$8.54
Tangible book value per common share	$2.43	$3.31	$5.12	$6.15	$8.39
Period-end market value per common share	$3.90	$3.10	$4.75	$4.00	$6.50
Period-end common shares outstanding	825,640	825,640	825,560	825,560	825,560
Average basic common shares outstanding	822,147	821,494	820,864	820,266	819,653
Average diluted common shares outstanding	822,147	821,494	820,864	820,266	819,653

Asset Quality
Nonperforming loans	$5,853	$8,301	$5,280	$7,152	$8,341
Nonperforming loans to total loans	4.01%	5.28%	3.19%	3.98%	4.43%
Nonperforming assets to total assets	3.44%	4.25%	2.88%	3.43%	4.03%
Allowance for loan losses to total loans	3.87%	3.89%	4.20%	4.48%	5.00%
Allowance for loan losses to nonperforming loans	96.38%	73.61%	131.72%	112.56%	112.90%
Net charge-offs	$669	$1,966	$1,502	$1,812	$1,746
Annualized net charge-offs to average loans	1.79%	4.89%	3.55%	3.92%	3.63%

Average Balances
Loans	$143,620	$154,036	$161,650	$175,567	$182,800
Assets	$243,238	$252,663	$266,734	$285,538	$286,301
Stockholders’ equity	$9,413	$10,783	$11,814	$13,190	$15,044

(1)	Regulatory capital ratios of CFBank